EXHIBIT 99.1

Skkynet Appoints Lee Tedstone to Board of Directors

Seasoned global leader to support Skkynet’s growth, innovation, and go-to-market expansion.

Mississauga, Ontario, December 3, 2025 – Skkynet Cloud Systems, Inc. (“Skkynet” or “the Company”) (OTCQB: SKKY), a global leader in real-time industrial data communication and connectivity solutions, today announced the appointment of Lee Tedstone to its Board of Directors. Tedstone is the CEO of Kobai, an industrial AI and knowledge-graph technology company, and a long-standing leader in the industrial software sector.

“Lee’s experience building and scaling technology businesses around the world will be a tremendous asset to Skkynet,” said Paul Thomas, President of Skkynet. “His leadership in developing go-to-market strategies, optimizing business operations, and driving sustainable revenue growth aligns directly with our objectives as we expand our presence in the industrial data market. We are excited to welcome him to our Board.”

Tedstone has held senior roles with global technology firms, including AVEVA, and brings deep experience across energy, aerospace, manufacturing, and critical infrastructure sectors. He has led organisations through sustained double-digit growth, supported multi-million-dollar M&A and strategic investment initiatives, and driven international expansion across Europe, North America, and Asia. His work spans product innovation, partnership development, and the scaling of high-performance teams in industrial and enterprise software.

“I am thrilled to join the Board of Directors at Skkynet,” said Tedstone. “With industrial companies rapidly advancing automation, connectivity, and AI initiatives, Skkynet is uniquely positioned to provide the secure, scalable infrastructure needed for modern operations. I look forward to helping the team accelerate growth, refine market strategies, and deliver value to customers and shareholders.”

“Lee’s appointment reinforces our commitment to building a world-class leadership team that can guide Skkynet through its next stage of commercial expansion,” added Thomas. “His experience and insight will play a key role in supporting our long-term vision.”

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About Skkynet

Skkynet Cloud Systems, Inc. is a global leader in industrial software, providing secure, real-time data connectivity and edge processing for industrial systems of all types. Skkynet’s technologies bridge plant systems, cloud platforms, and AI to enable safe, intelligent, and resilient operations across all industrial verticals. Skkynet’s solutions empower organizations to optimize operations, enhance efficiency, and drive innovation by connecting, monitoring, and controlling their systems in real time while maintaining robust security and data privacy standards.

For more information, visit skkynet.com.

Forward-Looking Statements

This news release contains forward-looking statements, including expectations regarding future financial performance, subscription growth, product launches, and overall business performance and outlook. These statements are based on current assumptions and involve risks and uncertainties that may cause actual results to differ materially from those expressed or implied. Skkynet undertakes no obligation to update these forward-looking statements except as required by law. Investors should refer to the risk factors disclosure outlined in Skkynet’s most recent report on Forms 10-K, 10-Q and other periodic reports filed with the U.S. Securities and Exchange Commission.

Contact

Skkynet Cloud Systems, Inc.

Paul E. Thomas, President

Tel: (888) 702-7851

Web: https://skkynet.com

Email: ir@skkynet.com

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